Exhibit 3.36

ASSISTANT SECRETARY’S CERTIFICATE

March         , 2004

In connection with the Third Amended and Restated Credit Agreement (“Third Credit Agreement”), dated as of March          , 2004, among RADIATION THERAPY SERVICES, INC. a Florida corporation (“Borrower”) and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent (the “Administrative Agent”), WACHOVIA BANK, N.A., a national banking association, as Documentation Agent (the “Documentation Agent”) and the lenders from time to time party thereto (the “Lenders”), the undersigned Assistant Secretary of NEVADA RADIATION THERAPY MANAGEMENT SERVICES INCORPORATED (“Guarantor”) as a guarantor under the original Credit Agreement between Borrower and the Lenders, hereby certifies that:

1.                            There have been no amendments to the Articles of Incorporation for Guarantor since the closing of the original Credit Agreement, and no additional amendment of such Articles of Incorporation has been authorized by the Board of Directors of Guarantor.

2.                            There have been no amendments to the Bylaws for Guarantor since the closing of the original Credit Agreement, and no additional amendment of such Bylaws has been authorized by the Board of Directors or shareholders of Guarantor.

3.                            The original resolutions duly adopted by the Board of Directors authorizing the Guarantor’s execution and delivery of a guaranty agreement guaranteeing the Borrower’s indebtedness to the Lenders are in full force and effect, without modification, on the date hereof.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.

/s/ Margarita Suarez
Margarita Suarez, Assistant Secretary

The undersigned hereby certifies that the above-named individual is the duly elected Assistant Secretary of Nevada Radiation Therapy Management Services Incorporated and that her signature appearing above is her genuine signature.

/s/ David Koeninger
David Koeninger, Vice President

BYLAWS

OF

NEVADA RADIATION THERAPY MANAGEMENT SERVICES, INC.

ARTICLE I

SHAREHOLDERS’ MEETINGS

Section 1.                       Place. All meetings of shareholders shall be held either at the principal office of the Corporation or at any other place within or without the State of Nevada, designated by the Board of Directors.

Section 2.                       Annual Meetings. The annual meetings of the shareholders shall be held in the afternoon on the third Tuesday in January of each year if not a legal holiday, and if a legal holiday, then at the same time on the next succeeding day not a legal holiday. In the event that such annual meeting is omitted by oversight or otherwise on the date herein provided for, the directors shall cause a meeting in lieu thereof to be held as soon thereafter as is convenient, and any business transacted or elections held at such meeting shall be as valid as if transacted or held at the annual meeting.

Section 3.                       Special Meetings. Special meetings of the shareholders of this Corporation shall be called by the Secretary, pursuant to a resolution of the Board of Directors, or upon the written request of two directors, or by shareholders representing 25% of the shares issued and entitled to vote. Calls for special meetings shall specify the time, place and object or objects thereof, and no business other than that specified in the call therefor shall be considered at any such meetings.

Section 4.                       Notice of Meetings. A written or printed notice of the annual or any special meeting of the shareholders, stating the time and place, and in case of special meetings, the objects thereof, shall be given to each shareholder entitled to vote at such meeting appearing on the books of the Corporation, by mailing same to his address as the same appears on the records of the Corporation or of its Transfer Agent, or Agents, not less than seven (7) days or more than sixty days before the date of the meeting; provided, however, that no failure or irregularity of notice of any annual meeting shall invalidate the same or any proceeding thereat.

All notices with respect to any shares to which persons are jointly entitled may be given to that one of such persons who is named first upon the books of the Corporation and notice so given shall be sufficient notice to all the holders of such shares.

Section 5.                       Quorum. A majority in number of the shares authorized, issued and outstanding, represented by the holders of record thereof, in person or by proxy, shall be requisite to constitute a quorum at any meeting of shareholders, but less than such majority may adjourn the meeting of shareholders from time to time and at such adjourned meeting any business may be transacted which might have been transacted if the meeting had been as originally called.

Section 6.                       Proxies. Any shareholder entitled to vote at a meeting of shareholders may be represented and vote thereat by proxy appointed by an instrument in writing, subscribed by each shareholder, or by his duly authorized attorney, and submitted to the Secretary at or before such meeting.

Section 7.                       Action of Shareholders Without Meeting. Any action which may be authorized or taken at a meeting of the shareholders of the Corporation may be authorized without a meeting by a unanimous written consent of such shareholders pursuant to Section 78.320 of the Nevada General Corporation Law.

ARTICLE II

DIRECTORS

Section 1.                       Election Number and Term. The election of directors shall take place at the annual meeting of shareholders, or at a special meeting called for that purpose. The number of directors shall be set at five (5) members except that where all shares of the Corporation are owned of record by one or two shareholders the number of directors may be less than three but not less than the number of Shareholders. Such number may be increased to not less than the minimum number permitted by law. Directors shall hold office until the next annual meeting of the shareholders and until their successors are elected.

Section 2.                       Vacancies in the Board. A resignation from the Board of Directors shall be deemed to take effect upon its receipt by the Secretary, unless some other time is specified therein. In case of any vacancy in the Board of Directors, through death, resignation, disqualification, or other cause deemed sufficient by the Board, the remaining directors, though less than a majority of the whole board, by affirmative vote of a majority of the whole board, by affirmative vote of a majority of those present at any duly convened meeting may, except as hereinafter provided, elect a successor to hold office for the unexpired portion of the term of the director whose place shall be vacant, and until the election and qualification of a successor.

Section 3.                       Action of Directors Without Meeting. Any action which may be authorized or taken at a meeting of the directors of the Corporation may be authorized without a meeting by the unanimous written consent of such directors pursuant to Section 78.315 of the Nevada General Corporation Law.

ARTICLE III

OFFICERS

Section 1.                       Officers. The officers of this Corporation shall be a President, a Secretary, a Treasurer, and such other officers as the Board of Directors may elect, who may or may not be directors.

Section 2.                       Election and Term. All officers shall be elected by the Board of Directors and shall hold office at the will of the Board of Directors. Except as otherwise provided by law, any person may hold more than one office, provided the duties thereof can be consistently performed by the same person.

Section 3.                       President. The President shall be the chief executive officer of the Corporation. He shall perform all the duties commonly incident to his office and shall perform such other duties as the Board of Directors shall designate. When present, he shall preside at all meetings of the shareholders and directors. The President, unless some other person is specifically authorized by vote of the Board of Directors, shall sign all certificates of shares, bonds, notes, deeds, mortgages, extension agreements, modification of mortgages agreements, property transfer documents, and leases, and shall generally have the supervision and control of the Corporation’s affairs.

Section 4.                       Secretary. The Secretary shall keep accurate minutes of all meetings of the shareholders and directors, and shall perform all the duties commonly incident to his office, and shall perform such other duties and have such other powers as the Board of Directors may designate. The Secretary shall have power, together with the President, to sign certificates of shares of the Corporation.

Section 5.                       Treasurer. The Treasurer, subject to the order of the Board of Directors, shall have the care and custody of the money, funds, valuable papers, and documents of the Corporation, and shall have and exercise, under the supervision of the Board of Directors, all the powers and duties commonly incident to this office. He shall deposit all funds of the Corporation in such bank or banks, trust company or trust companies, or with such firm or firms doing a banking business, as the Directors shall designate. The Treasurer shall have power, together with the President, to sign Certificates of Shares of the Corporation.

ARTICLE IV

INDEMNIFICATION

Each person who is or was a director, officer or employee of the Corporation (including the heirs, executors, administrators or estate of such person) shall be indemnified by the Corporation to the full extent permitted by the Law of the State of Nevada against any liability, cost or expense incurred by him in his capacity as such a director, officer or employee, or arising out of his status as such a director, officer or employee (including serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation). The Corporation may, but shall not be obligated to maintain insurance, at its expense, to protect itself and any such person against any such liability, cost or expense. For the purposes of this Article IV, references to “the Corporation” include all constituents absorbed in a consolidation or merger as well as the resulting or surviving corporation.

ARTICLE V

SHARES

Section 1.                       Certificates. Certificates evidencing the ownership of shares of the Corporation shall be issued to those entitled to them by transfer or otherwise. Each Certificate for Shares shall bear a distinguishing number, the signature of the President and of the Secretary and such recitals as may be required by law. The Certificates for Shares shall be of such tenor and design as the Board of Directors from time to time may adopt.

Section 2.                       Transfers. (a) The shares may be transferred on the proper books of the Corporation by the registered holders thereof, or by their attorneys legally constituted, or their legal representatives by surrender of the certificate therefore for cancellation and a written assignment of the shares evidenced thereby. The Board of Directors may, from time to time, appoint such Transfer Agents or Registrars of Shares as it may deem advisable, and may define their powers and duties.

(b)                         All endorsements, assignments, transfers, share powers or other instruments of transfer of securities standing in the name of the Corporation shall be executed for and in the name of the Corporation by any two of the following officers, to-wit: the President and the Treasurer or Secretary; or by any person or persons thereunto authorized by the Board of Directors.

Section 3.                       Lost Certificates. The Board of Directors may order a new certificate or certificates of shares to be issued in place of any certificate or certificates alleged to have been lost or destroyed upon such terms as the Board of Directors may prescribe.

Section 4.                       Closing of Transfer Books. The transfer books of the Corporation may be closed by order of the Board of Directors for a period not exceeding forty (40) days prior to any meeting of the shareholders. In lieu of closing the transfer books, the Board of Directors may fix a day not more than forty (40) days prior to the day of holding any meeting of Shareholders as the day as of which Shareholders entitled to notice of and to vote at such meeting shall be determined; and only shareholders of record on such day shall be entitled to notice of or to vote at such meeting.

ARTICLE VI

SEAL

The Corporation shall have no seal unless and until the Board of Directors adopts a seal in such form as the Board may designate or approve.

ARTICLE VII

AMENDMENTS

The Bylaws of the Corporation may be amended, added to, or repealed by vote of the holders of a majority of the issued and outstanding voting shares of this Corporation, at any meeting of the shareholders.

CentRadi.reg